UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 16, 2012

BLUE CALYPSO, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53981 (Commission File Number)	20-8610073 (IRS Employer Identification No.)

19111 North Dallas Parkway, Suite 200, Dallas, Texas 75287

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (972) 695-4776

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On January 16, 2012, Blue Calypso, Inc. (the “Company”) entered into a Letter Agreement (the “Letter Agreement”) with Aztec Systems, Inc. (“Aztec”).  Pursuant to the terms of the Letter Agreement, Aztec will extend credit to the Company in an amount requested by the Company up to a maximum of $30,000 in any single month through March 31, 2012 to assist the Company with its ongoing software development efforts (the “Credit Extension”).  In connection with the Credit Extension, the Company agreed to pay Aztec a minimum of $30,000 per month beginning January 2012 to be applied against any amounts currently owed by the Company to Aztec or incurred in the future for software development or hosting services.  Aztec may terminate the Credit Extension immediately upon notice to the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 17, 2012, the Company issued a promissory note to Aztec in the principal amount of $254,992.89 (the “Note”).  The principal amount of the Note reflects the balance due by the Company to Aztec as of December 31, 2011 for software development and hosting services provided by Aztec to the Company.  The Note bears interest at a rate of 8% per annum and the entire principal and interest under the Note is due on September 30, 2012.  There is no penalty for prepayment of the Note by the Company.

In addition, pursuant to the Letter Agreement and in connection with the Credit Extension, the Company agreed to pay Aztec a minimum of $30,000 per month beginning January 1, 2012 to be applied against any amounts currently owed by the Company to Aztec or incurred in the future for software development or hosting services.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Number	Exhibit
10.1	Letter Agreement, dated January 16, 2012, by and between Blue Calypso, Inc. and Aztec Systems, Inc.
10.2	Promissory Note, dated January 17, 2012, issued by Blue Calypso, Inc. to Aztec Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE CALYPSO, INC.

Date: January 20, 2012	/s/ Andrew Levi
Andrew Levi, Chief Executive Officer

EXHIBIT INDEX

Number	Exhibit
10.1	Letter Agreement, dated January 16, 2012, by and between Blue Calypso, Inc. and Aztec Systems, Inc.
10.2	Promissory Note, dated January 17, 2012, issued by Blue Calypso, Inc. to Aztec Systems, Inc.